News Release
Public Storage, Inc.
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com
--------------------------------------------------------------------------------

                                                  For Release:  Immediately
                                                  Date:  August 5, 2004
                                                  Contact: Mr. Harvey Lenkin
                                                  (818) 244-8080

PUBLIC STORAGE, INC. REPORTS RESULTS FOR THE SECOND QUARTER ENDED JUNE 30, 2004

Glendale, California - Harvey Lenkin, President of Public Storage, Inc. (NYSE and PCX:PSA), announced today operating results for the quarter ending June 30, 2004.

OPERATING RESULTS FOR THE QUARTER ENDED JUNE 30, 2004:
------------------------------------------------------

Net income for the three months ended June 30, 2004 was $92,360,000 compared to $84,297,000 for the same period in 2003, representing an increase of $8,063,000 or 9.6%. This increase is primarily due to improved operations of our Same Store self-storage facilities, improved operations of our newly developed facilities as they have continued to increase their occupancies, and a decrease in income allocable to minority interests as a result of our restructuring of $200 million of our Series N preferred partnership units. These items were partially offset by the impact of lower equity in earnings from our investment in PS Business Parks ("PSB"), primarily due to higher depreciation expense associated with PSB's acquisition of significant real estate assets during the fourth quarter of 2003 and a gain recorded by PSB in the quarter ended June 30, 2003.

Net income allocable to our common shareholders (after allocating net income to our preferred and equity shareholders) was $48,204,000 or $0.37 per common share on a diluted basis (based on 128,548,000 weighted average diluted common equivalent shares) for the three months ended June 30, 2004 compared to $42,122,000 or $0.33 per common share (restated for the application of EITF Topic D-42, as discussed below) on a diluted basis (based on 125,854,000 weighted average diluted common equivalent shares) for the same period in 2003, representing an increase of 12.1% on a per share basis. The increase to net income allocable to common shareholders and earnings per common diluted share are due to the impact of the factors described above with respect to net income partially offset by an increase in net income allocated to our preferred shareholders.

For the three months ended June 30, 2004 and 2003, we allocated $38,780,000 and $35,699,000 of our net income respectively, to our preferred shareholders based on their distributions. During the third quarter of 2003, we implemented the Securities and Exchange Commission's clarification of Emerging Issues Task Force Topic D-42, "The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock" (this clarification is referred to hereinafter as "EITF Topic D-42"). In a restatement of amounts previously reported, for the three months ended June 30, 2003, we recorded an additional allocation of net income to our preferred shareholders and a corresponding reduction of net income allocation to our common shareholders of $1,100,000 or $0.01 per common share with respect to our redemption of our Series C Preferred stock. For the three months ended June 30, 2004, no preferred securities were redeemed.

Weighted average diluted shares increased from 125,854,000 for the three months ended June 30, 2003 to 128,548,000 for the three months ended June 30, 2004 due primarily to the exercise of employee stock options.

OPERATING RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 2004:
---------------------------------------------------------

Net income for the six months ended June 30, 2004 was $161,427,000 compared to $160,936,000 for the same period in 2003, representing an increase of $491,000 or 0.3%. This increase is primarily due to improved operations of our Same Store self-storage facilities, improved operations of our newly developed facilities as they have continued to increase their occupancies, and a decrease in income allocable to minority interests as a result of our restructuring of $200 million of our Series N preferred partnership units. This increase is partially offset by an increase in the allocation of income to minority interest of $10,063,000 attributable to the restructuring of our preferred partnership interests and increased general and administrative expense attributable primarily to increased stock-based compensation expense. Net income was also negatively impacted by decreased equity in earnings from PSB, which is attributable primarily to increased depreciation expense associated with PSB's acquisition of significant real estate assets during the fourth quarter of 2003 combined with our pro-rata share of PSB's accounting with respect to EITF Topic D-42 in connection with the redemption of preferred securities redeemed during the six months ended June 30, 2004.

Net income allocable to our regular common shareholders (after allocating net income to our preferred and equity shareholders), was $70,131,000 or $0.55 per common share on a diluted basis (based on 128,375,000 weighted average diluted common equivalent shares) for the six months ended June 30, 2004 compared to $74,067,000 (restated for the application of EITF Topic D-42) or $0.59 per common share on a diluted basis (based on 125,536,000 weighted average diluted common equivalent shares) for the same period in 2003, representing a decrease of 5.3% in the aggregate or 6.8% on a per share basis. The decrease to our net income allocable to common shareholders and earnings per common diluted share are primarily due to an increase in net income allocated to our preferred shareholders based upon distributions paid.

For the six months ended June 30, 2004 and 2003, we allocated $76,822,000 and $72,721,000 of our net income respectively, to our preferred shareholders based on their distributions. In addition, for the six months ended June 30, 2004, we allocated a total of $3,723,000 ($0.03 per diluted common share) to our preferred shareholders due the application of EITF Topic D-42 with respect to our redemption of our Series L preferred stock. In a restatement of amounts previously reported, for the six months ended June 30, 2003, we recorded an allocation of net income to our preferred shareholders of $3,397,000 ($0.03 per diluted common share) due to the application of EITF Topic D-42 with respect to the redemption of our Series B and C preferred stock.

Weighted average diluted shares increased from 125,536,000 for the six months ended June 30, 2003 to 128,375,000 for the six months ended June 30, 2004 due primarily to the exercise of employee stock options.

UNINVESTED PROCEEDS FROM THE ISSUANCE OF PREFERRED SECURITIES
-------------------------------------------------------------

Since June 30, 2003, we have redeemed $260.0 million of our Preferred Stock (none during the three months ended June 30, 2004). The average dividend rate with respect to these securities was approximately 8.1% annually. As a result of these redemptions, distributions paid to the holders of these securities were reduced by approximately $5,250,000 during the three months ended June 30, 2004 as compared to the same period in 2003. Offsetting this reduction was an increase in distributions paid to our preferred shareholders as the result of the issuance of approximately $628.8 million of preferred stock over the past year, including $108.8 million that was issued on June 30, 2004. The average annual dividend rate with respect to these newly issued securities is approximately 6.5%. As a result of these issuances, distributions paid to our preferred shareholders increased by approximately $8,331,000 during the three months ended June 30, 2004 as compared to the same period in 2003.

Approximately $230.0 million of the $628.8 million was utilized during the six months ended June 30, 2004 to redeem higher coupon rate preferred securities. The remaining net proceeds from these issuances remains on-hand in our cash reserves earning interest at nominal rates relative to the distribution requirement of the preferred stock creating an arbitrage that has negatively impacted our net income for the three and six months ended June 30, 2004. We expect that the negative impact will continue until such net proceeds are ultimately deployed into the acquisition or development of real estate assets, the redemption of higher rate preferred stock, the repayment of scheduled principal payments on debt, or other corporate purposes.

We have approximately $283,625,000 in preferred securities that, at our option, become redeemable in the remainder of 2004 and 2005, with an average coupon of 9.439%, as follows:


                                            Earliest
                                           Redemption       Dividend      Liquidation
               Security                       Date            Rate       Value (000's)
 ----------------------------------       ------------      ---------    -------------

 Series M Preferred Stock   (a)              8/17/04           8.750%    $   56,250
 Series D Preferred Stock                    9/30/04           9.500%        30,000
 Series E Preferred Stock                    1/31/05          10.000%        54,875
 Series N Preferred Units                    3/17/05           9.500%        40,000
 Series O Preferred Units                    3/29/05           9.125%        45,000
 Series F Preferred Stock                    4/30/05           9.750%        57,500
                                                            ---------    -------------
    Total securities available for
    redemption through 12/31/05                                9.439%    $  283,625
                                                            =========    =============

     (a) On July 15, 2004, we called for redemption all 2,250,000 depositary shares of our Series M Preferred Stock and expect to redeem these securities at par on August 17, 2004.

FUNDS FROM OPERATIONS:
----------------------

For the three months ended June 30, 2004, funds from operations ("FFO") increased to $0.77 per common share on a diluted basis as compared to $0.71 for the same period in 2003, representing an increase of 8.5%. Funds from operations per common share for each of the six months ended June 30, 2004 and 2003 were $1.35.

Funds from operations has been negatively impacted as a result of the application of EITF Topic D-42 in connection with the redemption of our preferred securities, the payment of a special distribution to certain preferred unit holders in connection with the restructure of the securities and asset impairment charges. The following table provides a summary of the impact of these items that have occurred during the three and six months ended June 30, 2004 and 2003.


                                                    Three Months Ended June 30,         Six Months Ended June 30,
                                                    ---------------------------        -----------------------------
                                                                           %                                    %
                                                      2004      2003     Change         2004       2003      Change
                                                    --------- ---------  ------        --------  --------    -------

 Funds from operations per common share prior to
 adjustments for the following items.............     $  0.77  $   0.72     6.9%       $  1.47   $  1.40        5.0%

 Impact as a result of the excess redemption costs
 over carrying value of preferred securities
 (application of EITF Topic D-42):
     In connection with the redemption of our
     preferred stock.............................           -     (0.01)                 (0.03)    (0.03)
     In connection with PSB's redemption of
     preferred stock through our pro-rata share
     of equity in earnings.......................           -         -                  (0.01)        -
     In connection with the restructuring of our
     preferred partnership units.................           -         -                  (0.02)        -

 Special distribution paid to preferred
 unitholders in connection with restructuring
 the terms of the units..........................           -         -                  (0.06)        -

 Real estate asset impairment charges through
 our pro-rata share of PSB's earnings............           -         -                      -     (0.02)
                                                    --------- ---------                --------  --------
 Funds from operations per common share, as
 reported (a)....................................     $  0.77  $   0.71     8.5%       $  1.35   $  1.35          -
                                                    ========= =========                ========  ========

     (a) Funds from Operations per common share as presented in our quarterly earnings release for the three and six months ended June 30, 2003 was $0.72 and $1.40 per common share, respectively. These amounts have been restated to $0.71 and $1.35 per common share, respectively, reflecting the impact of EITF Topic D-42, and to implement the SEC's recent guidance that real estate impairment charges should not be added back to net income in determining Funds from Operations per common share.

During the three months ended June 30, 2004 and 2003, we incurred stock based compensation expense of approximately $1,015,000 and $267,000, respectively. In addition, the increase in our average common share price during the second quarter of 2004, as compared to the same period in 2003, resulted in an increase in the weighted average shares outstanding from stock options when applying the treasury method. The actual issuance of common stock in connection with the exercise of employee stock options during the period and, to a lesser extent, the increase in weighted average shares as a result of the change in share price in conjunction with the treasury method, resulted in a year-over-year increase of approximately 3,078,000 weighted average shares outstanding for the purpose of computing earnings per common share. The combination of increased compensation expense and weighted average shares outstanding had the impact of reducing FFO per common share by approximately $0.02 per share for the three months ended June 30, 2004 as compared to the same period in 2003.

As discussed above, we have significant cash balances primarily from the issuance of preferred securities. These cash balances negatively impact our funds from operations per share, because the earnings on the balances are substantially less than the corresponding dividend rate. We estimate that our funds from operations per share were negatively impacted by a total of $0.05 per share for the quarter ended June 30, 2004 as compared to $0.01 per share for the same period in 2003 as a result of uninvested cash balances, based upon the difference between an average preferred coupon rate of 6.5% and the interest earned on the cash balances.

As a result of the upcoming redemptions of preferred securities noted above, we expect that the related charges with respect to the application of EITF Topic D-42 will be approximately $3,072,000 and $1,929,000 in the third and fourth quarters of 2004, respectively, and $2,778,000 in the first quarter of 2005.

FFO is a term defined by the National Association of Real Estate Investment Trusts by which real estate investment trusts ("REITs") may be compared. FFO is a supplemental non-GAAP financial disclosure and it is generally defined as net income before depreciation and does not include gains or losses on the disposition of real estate assets. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, or other obligations of the Company. FFO is not a substitute for the Company's cash flow or net income as a measure of the Company's liquidity or operating performance or its ability to pay dividends. FFO is presented because many analysts consider FFO to be one measure of the performance of real estate companies. See the attached reconciliation of net income to funds from operations included in the selected financial data attached to this press release.

PROPERTY OPERATIONS:
--------------------

The Company derives substantially all of its revenues from the ownership and management of self-storage facilities. In order to evaluate the performance of the Company's overall self-storage portfolio, management analyzes the operating performance of a consistent group of self-storage facilities.

These facilities consist of 1,271 self-storage facilities; representing approximately 90% of the 1,415 self-storage facilities in which the Company has an ownership interest (the 1,271 self-storage facilities are hereinafter referred to as the "Same Store" facilities). The Same Store facilities have been operated on a stabilized basis under the "Public Storage" name since January 1, 2002 and include 1,238 facilities that are consolidated by the Company and 33 facilities owned by unconsolidated entities in which the Company has an investment.

SELECTED OPERATING DATA FOR THE SAME STORE
FACILITIES (1,271 FACILITIES):


                                                         Three Months Ended June 30,              Six Months Ended June 30,
                                                   ----------------------------------------    ----------------------------------
                                                                                Percentage                             Percentage
                                                       2004           2003        Change          2004        2003        Change
                                                   -----------     ----------   -----------    ----------   ---------  ----------
                                                            (Dollar amounts in thousands, except weighted average data)
Revenues:
    Rental income, net of discounts.........       $ 187,868        $ 178,445         5.3%      $ 370,539    $351,066        5.5%
    Late   charges   and   administrative    fees
    collected..........................                8,227            7,393        11.3%        16,523       14,438       14.4%
                                                   -----------     ----------   -----------    ----------   ---------  ----------
    Total revenues (a)......................          196,095         185,838         5.5%       387,062      365,504        5.9%

Cost of operations:
    Property taxes..........................          16,988           16,444         3.3%        35,877       34,551        3.8%
    Direct property payroll.................          14,929           14,919         0.1%        29,617       28,787        2.9%
    Cost of managing facilities.............           6,031            5,439        10.9%        12,250       10,950       11.9%
    Advertising and promotion...............           5,585            6,398      (12.7)%        11,207       10,309        8.7%
    Utilities...............................           4,678            4,392         6.5%         9,392        8,650        8.6%
    Repairs and maintenance.................           5,936            4,938        20.2%        11,346        9,030       25.6%
    Telephone reservation center............           2,903            2,656         9.3%         5,670        5,088       11.4%
    Property insurance......................           2,536            2,718       (6.7)%         4,851        4,260       13.9%
    Other...................................           6,843            5,993        14.2%        14,003       11,942       17.3%
                                                   -----------     ----------   -----------    ----------   ---------  ----------
  Total cost of operations (a)..............          66,429           63,897         4.0%       134,213      123,567        8.6%
                                                   -----------     ----------   -----------    ----------   ---------  ----------
Net operating income........................       $ 129,666        $ 121,941         6.3%      $252,849     $241,937        4.5%
                                                   ===========     ==========   ===========    ==========   =========  ==========
Gross margin................................           66.1%            65.6%         0.8%         65.3%        66.2%      (1.4)%
Weighted average for the period:
  Square foot occupancy (b).................           91.4%            89.2%         2.5%         90.5%        87.1%        3.9%
  Realized  annual rent per occupied  square foot
  foot(c)...................................       $   11.11        $   10.81         2.8%      $  11.07     $  10.89        1.7%

  REVPAF (d)................................       $   10.16     $    9.65           5.3%       $  10.01     $   9.49        5.5%


Weighted average at June 30:
  Square foot occupancy.....................                                                       91.3%        91.3%           -
  In place annual rent per  occupied  square foot(e)                                            $  12.36     $  11.88        4.0%
Total net rentable square feet (in thousands)                                                     74,002       74,002           -


a) See attachedreconciliation of these amounts to the Company's consolidated self-storage revenues and operating expenses.

b) Square foot occupancies represent weighted average occupancy levels over the entire period.

c) Realized annual rent per occupied square foot is computed by dividing annualized rental income, net of discounts, by the weighted average occupied square footage for the period. Realized rents per square foot takes into consideration promotional discounts, bad debt costs, credit card fees and other costs which reduce rental income from the contractual amounts due.

d)   Annualized   revenue  per  available  square  foot  ("REVPAF")   represents
     annualized rental income, net of discounts, divided by total available net rentable square feet.

e) In place annual rent per occupied square foot represents contractual rents per occupied square foot without reductions for promotional discounts.

Analysis of Same Store Results for the three months ended June 30, 2004
-----------------------------------------------------------------------

During the second quarter of 2004, net operating income for the Same Store facilities increased 6.3% as compared to the same period in 2003, due to the following:

o REVPAF increased 5.3% from $9.65 per square foot in the second quarter of 2003 to $10.16 in the second quarter of 2004. This was attributable to a 2.5% increase in weighted average occupancy levels from 89.2% in the second quarter of 2003 to 91.4% in the second quarter of 2004, combined with an increase of 2.8% in realized annual rent per occupied square foot from $10.81 in the second quarter of 2003 to $11.11 in the second quarter of 2004.

o The impact of the increase in REVPAF was partially offset by a 4.0% increase in operating expenses from $63.9 million in the second quarter of 2003 to $66.4 million in the second quarter of 2004. This increase in cost of operations is primarily due to higher repairs and maintenance as we continue to address maintenance at our facilities and improve their "rent ready" condition, and increases in direct property payroll and cost of managing facilities, attributable primarily to higher wage rates and increased incentives to property personnel. These impacts were offset partially by a decrease in advertising and promotional expense, which was due primarily to a $1,012,000 (33.9%) decrease in television advertising, as we have reduced the intensity of our television advertising programs in the second quarter of 2004 as compared to the same period in 2003 due to higher occupancies.

o Net operating income also benefited from an 11.3% increase in late charges and administrative fees collected from $7,393,000 in the second quarter of 2003 to $8,227,000 in the second quarter of 2004. This increase is primarily attributable to an increase in administrative fees charged to new tenants upon move-in from $10 to $15 effective January 1, 2004, offset partially by a reduction in move-in activity.


Analysis of Same Store Results for the six months ended June 30, 2004
---------------------------------------------------------------------

During the six months ended June 30, 2004, net operating income for the Same Store facilities increased 4.5% as compared to the same period in 2003, due to the following:

o REVPAF increased from $9.49 per square foot in the six months ended June 30, 2003 to $10.01 in the six months ended June 30, 2004. This was attributable primarily to a 3.9% increase in weighted average occupancy levels, combined with a 1.7% increase in realized annual rent per occupied square foot from $10.89 for the six months ended June 30, 2003 to $11.07 for the same period in 2004.

o The impact of the increase in REVPAF was offset by an 8.6% increase in operating expenses from $123.6 million in the first six months of 2003 to $134.2 million in the same period in 2004. This increase is primarily due to 1) higher repairs and maintenance as we continue to address maintenance at our facilities and improve their "rent ready" condition, 2) an increase in direct property payroll and cost of management attributable to higher wage rates and increased incentives to property personnel, and 3) an increase in advertising and promotion attributable primarily to higher television advertising expense.

o Net operating income also benefited from a 14.4% increase in late charges and administrative fees collected from $14,438,000 in the six months ended June 30, 2003 to $16,523,000 in the same period in 2004. This increase is primarily attributable to an increase in administrative fees charged to new tenants upon move-in from $10 to $15 effective January 1, 2004, offset partially by a reduction in move-in activity.

OUTLOOK:

The growth in rental income during the remainder of 2004 will depend upon various factors, among which will be our ability to stabilize and maintain high occupancy levels, and increase rental rates charged to new and existing customers. The following table summarizes additional selected financial data with respect to our Same Stores:


                                                                           Three Months Ended
                                                ------------------------------------------------------------------------
                                                  March 31        June 30       September 30    December 31    Full Year
                                                -------------  -------------   -------------   -------------  ----------
Television advertising expense (in 000's):
  2003.....................................     $      1,760     $  2,987       $   3,369        $  1,148      $  9,264
  2004.....................................     $      3,366     $  1,975

REVPAF:
  2003.....................................     $       9.33     $   9.65       $   10.02        $   9.93      $   9.73
  2004.....................................     $       9.87     $  10.16

Weighted average realized annual rent per
  occupied square foot for the period:
  2003.....................................     $      10.99     $  10.81       $   10.89        $  10.95      $  10.91
  2004.....................................     $      11.02     $  11.11

Weighted average occupancy levels for the period:
  2003.....................................            84.9%        89.2%           92.0%           90.7%         89.2%
  2004.....................................            89.6%        91.4%

Weighted average occupancy at July 31,
  2003.....................................                         91.7%
  2004.....................................                         91.7%

Television advertising expense during the month of
  of July (in 000's):
  2003.....................................                      $  1,350
  2004.....................................                      $  1,241


DEVELOPMENT AND ACQUISITION ACTIVITY:
-------------------------------------

During the second quarter of 2004, we opened two newly developed self-storage facilities (146,000 net rentable square feet), at a total cost of approximately $18,898,000. In addition, we completed three conversions of space at former containerized storage facilities at a total cost of $5,288,000, adding 177,000 net rentable square feet of self-storage space. We also completed an expansion of an existing real estate facility at a total cost of $3,134,000, adding an aggregate of 33,000 net rentable square feet.

At June 30, 2004, there are 37 projects that are in construction or are expected to begin construction generally within the next year, comprised of 10 newly developed self-storage facilities (725,000 net rentable square feet) with total estimated costs of $87.4 million, 13 projects (486,000 net rentable square feet) which expand existing self-storage facilities and enhance their visual appeal for a total estimated cost of $35.6 million, and 14 projects (937,000 net rentable square feet) to convert space at former containerized storage facilities into self-storage space for a total estimated cost of $31.3 million. These projects will be fully funded by the Company. Opening dates for these facilities are estimated through the next 12 - 24 months. The development of these facilities is subject to contingencies.

No facilities were acquired from third parties during the second quarter of 2004. During July 2004, we acquired three facilities, in separate transactions from third parties, an aggregate of 213,000 square feet, for an aggregate cost of approximately $12.2 million. In addition, we have contracts to acquire 34 additional existing self-storage facilities at an aggregate cost of $133.6 million, consisting of a combination of cash, senior securities, and assumption of debt. Each of these contracts is subject to significant contingencies, and there is no assurance that any of these facilities will be acquired.

In the quarter ended June 30, 2004, we acquired interests in one of our consolidated partnerships for an acquisition cost totaling $24,000,000 in cash. The purchase price, however, is subject to adjustment based upon the completion of independent appraisals.

CONTAINERIZED STORAGE BUSINESS:
-------------------------------

As previously announced, management adopted a business plan in 2002 that included the closure of 22 non-strategic containerized storage facilities. During 2003 and 2004, an additional ten facilities were identified as non-strategic and scheduled for closure. Collectively, these 32 facilities are referred to as the "Closed Facilities" and the operations, impairment charges and closure reserves with respect to these Closed Facilities for current and prior periods are included in the Company's income statement in the line-item, "Discontinued Operations." All of the Closed Facilities had ceased substantially all operations as of June 30, 2004. During the quarter ended June 30, 2004, lease termination costs totaling $416,000 were recorded for facilities which were vacated during the quarter.

ISSUANCE AND REDEMPTION OF PREFERRED STOCK:
-------------------------------------------

As previously announced, on June 30, 2004, we issued 4,350,000 depositary shares ($108.8 million) representing interests in our 7.125% Cumulative Preferred Stock, Series B (NYSE:PSAPrB) in a public offering at an issuance price of $25.00 per share.

On July 15, 2004, we called for redemption all of the outstanding shares of our 8.75% Cumulative Preferred Stock, Series M, at $25 per share plus accrued dividends. The redemption will be completed on August 17, 2004.

REPURCHASES OF COMMON STOCK:
----------------------------

As previously reported, the Board of Directors has authorized the repurchase of up to 25,000,000 shares of the Company's common stock. Cumulatively through December 31, 2003, we had repurchased a total of 21,672,020 shares of common stock. As previously reported, during April 2004, we repurchased 324,700 shares of our common stock for approximately $14,267,000.

DISTRIBUTIONS DECLARED:
-----------------------

On August 5, 2004, the Board of Directors declared a quarterly distribution of $0.45 per regular common share and $0.6125 per share on the depositary shares each representing 1/1,000 of a share of Equity Stock, Series A. Distributions were also declared with respect to the Company's various series of preferred stock. All the distributions are payable on September 30, 2004 to shareholders of record as of September 15, 2004.

SECOND QUARTER CONFERENCE CALL:
-------------------------------

A conference call is scheduled for Friday, August 6, 2004, at 9 a.m. (PDT) to discuss these results. The participant toll free number is (877) 516-1540 (conference ID number 8530025). A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under "Investor Relations" (conference ID number 8530025). An instant replay of the conference call may be accessed through August 8, 2004 by calling (800) 642-1687 and through September 7, 2004 by using the link at www.publicstorage.com under "Investor Relations." Both forms of replay utilize conference ID number 8530025.

Public Storage, Inc. is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company's headquarters is located in Glendale, California. The Company's self-storage properties are located in 37 states. At June 30, 2004 the Company had interests in 1,415 storage facilities with approximately 85.7 million net rentable square feet and 810,000 rentable units.

When used within this document, the words "expects," "believes," "anticipates," "should," "estimates," and similar expressions are intended to identify "forward-looking statements" within the meaning of that term in Section 27A of the Securities Exchange Act of 1933, as amended, and in Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward looking statements. Such factors are described in Item 1A to the Company's Annual Report on Form 10-K for the year ended December 31, 2003, "Risk Factors," and include changes in general economic conditions and in the market in which the Company operates and the impact of competition from new and existing storage and commercial facilities and other storage alternatives, which could impact rents and occupancy levels at the Company's facilities; difficulties in the Company's ability to evaluate, finance and integrate acquired and developed properties into the Company's existing operations and to fill up those properties, which could adversely affect the Company's profitability; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts, which could increase the Company's expense and reduce the Company's cash available for distribution; consumers' failure to accept the containerized storage concept which would reduce the Company's profitability; difficulties in raising capital at reasonable rates, which would impede the Company's ability to grow; delays in the development process, which could adversely affect the Company's profitability; and economic uncertainty due to the impact of war or terrorism could adversely affect our business plan. We disclaim any obligation to publicly release the results of any revisions to these forward-looking statements reflecting new estimates, events or circumstances after the date of this report.

More information about Public Storage, Inc. is available on the Internet. The Company's Form 10-Q for the quarter ended June 30, 2004, which will be certified by the Company's CEO, President, and Chief Financial Officer, will be posted to our website, www.publicstorage.com, when it is filed with the Securities and Exchange Commission.

Additional financial data attached.

                              PUBLIC STORAGE, INC.
                             SELECTED FINANCIAL DATA
                                   (unaudited)


                                                                     Three Months Ended                 Six Months Ended
                                                                          June 30,                           June 30,
                                                             ---------------------------------  -----------------------------
                                                                    2004             2003             2004            2003
                                                             ---------------    --------------  -------------    ------------
                                                                            (in thousands, except per share data)
Revenues:
    Rental income:
      Self-storage facilities (a)....................         $     213,072     $     196,993    $   419,117     $   386,489
      Commercial properties..........................                 2,836             2,943          5,531           5,789
      Containerized storage facilities (a)...........                 7,041             8,553         13,647          15,995
      Tenant reinsurance.............................                 6,093             5,581         12,056          10,796
 Interest and other income...........................                 2,583             2,879          3,940           4,578
                                                             ---------------    --------------  -------------    ------------
                                                                    231,625           216,949        454,291         423,647
                                                             ---------------    --------------  -------------    ------------
Expenses:
    Cost of operations:
      Self-storage facilities (a)....................                74,482            70,379        150,044         135,678
      Commercial properties..........................                 1,065             1,045          2,206           2,238
      Containerized storage facilities (a)...........                 4,171             5,274          8,185           9,912
      Tenant reinsurance.............................                 3,750             3,015          6,885           5,714
    Depreciation and amortization....................                45,045            45,681         91,815          91,048
    General and administrative (b)...................                 4,572             4,429         10,456           8,679
    Interest expense.................................                     -               372            100             825
                                                             ---------------    --------------  -------------    ------------
                                                                    133,085           130,195        269,691         254,094
                                                             ---------------    --------------  -------------    ------------
    Income before minority interest in income, equity
      in earnings   of  real  estate   entities,
      discontinued operations, and gain on disposition
      of real estate ................................                98,540            86,754        184,600         169,553
Equity in earnings of real estate entities (c).......                 4,405             8,999          8,462          13,686
Minority interest in income:
   Allocable to preferred minority interests:
    Based upon ongoing distributions (d).............                (5,177)           (6,727)       (11,731)        (13,453)
    Special distributions and restructuring allocation (d)                -                 -        (10,063)              -
    Other partnership interests .....................                (4,580)           (4,043)        (8,583)         (7,985)
                                                             ---------------    --------------  -------------    ------------
    Income before discontinued operations and gain on
    disposition of real estate.......................                93,188            84,983        162,685         161,801
    Discontinued operations - containerized storage (a)                (828)           (1,587)        (1,258)         (1,898)
    Discontinued operations -self-storage (a)........                     -               155              -             273
    Gain on disposition of real estate assets........                     -               746              -             760
                                                             ---------------    --------------  -------------    ------------
Net income                                                    $      92,360     $      84,297    $   161,427     $   160,936
                                                             ===============    ==============  =============    ============
Net income allocation:
    Allocable to preferred shareholders..............
        Based on distributions paid..................         $      38,780     $      35,699    $    76,822     $    72,721
        Based on redemptions of preferred stock......                     -             1,100          3,723           3,397
    Allocable to equity shareholders, Series A.......                 5,376             5,376         10,751          10,751
    Allocable to common shareholders.................                48,204            42,122         70,131          74,067
                                                             ---------------    --------------  -------------    ------------
                                                              $      92,360     $      84,297    $   161,427     $   160,936
                                                             ===============    ==============  =============    ============
Per common share:
    Net income per share - Basic.....................                 $0.38             $0.34          $0.55            $0.60
                                                             ===============    ==============  =============    ============
    Net income per share - Diluted...................                 $0.37             $0.33          $0.55            $0.59
                                                             ===============    ==============  =============    ============
    Weighted average common shares - Basic (e).......               127,632           124,599        127,407         124,340
                                                             ===============    ==============  =============    ============
    Weighted average common shares - Diluted (e).....               128,548           125,854        128,375         125,536
                                                             ===============    ==============  =============    ============


(a) The historical operations of five self-storage facilities that the Company disposed of in the fourth quarter of 2003 are classified as Discontinued Operations. In addition, the historical operations of the 32 closed containerized storage facilities are included in Discontinued Operations. Included in Discontinued Operations for the three and six months ended June 30, 2004 is a $416,000 lease termination charge with respect to two discontinued containerized storage facilities which ceased operations and vacated the leased facilities during the quarter ended June 30, 2004.

(b) The increase in general and administrative expense for the three and six months ended June 30, 2004 is primarily due to an increase in stock-based compensation expense from $267,000 and $434,000 for the three and six months ended June 30, 2003, respectively, to $1,015,000 and $1,982,000 for the same periods, respectively, in 2004. For the three months ended June 30, 2004 as compared to the same period in 2003, this increase was offset by the impact of $480,000 in terminated employee expense recorded in the three months ended June 30, 2003 (none for the three months ended June 30, 2004).

(c) The decrease in equity in earnings of real estate entities for the three months ended June 30, 2004 as compared to the same period in 2003 is due primarily to a reduction in our share of PSB's earnings, which is due to higher depreciation due to PSB's significant asset acquisitions in the fourth quarter of 2003, combined with our $2,583,000 share of a gain on sale of real estate assets recorded by PSB in the second quarter of 2003 ($74,000 of such gains were recorded in the second quarter of 2004). The decrease in equity in earnings for the six months ended June 30, 2004 also includes our $943,000 share of an EITF Topic D-42 charge recorded by PSB during the six months ended June 30, 2004, offset partially by our $2,599,000 share of an asset impairment charge recorded by PSB in the first quarter of 2003.

(d) As previously reported, in the first quarter of 2004 the holders of $200 million of the Series N preferred units agreed, in exchange for a special distribution of $8 million, to a reduction in the distribution rate on their preferred units from 9.50% per year to 6.40% per year, effective March 22, 2004. This $8 million special distribution was reflected as minority interest in income. In addition, in accordance with the SEC's clarification of the EITF Topic D-42, the $2,063,000 in costs incurred when the $200M in units were originally issued is reflected as minority interest in income for the quarter ended March 31, 2004. The change in the ongoing distribution rate reduced preferred minority interest by approximately $1,550,000 in the quarter ended June 30, 2004 as compared to the same quarter in 2003.

(e) The increase in weighted average common share - basic was due primarily to the issuance of an aggregate of 3,899,000 shares of common stock in connection with the exercise of employee stock options since January 1, 2003.

                              PUBLIC STORAGE, INC.
                             SELECTED FINANCIAL DATA


                                                                             June 30,          December 31,
                                                                               2004                2003
                                                                        ----------------    ----------------
                                                                           (unaudited)
                                                                         (in thousands, except share and per
                                                                                     share data)

                                ASSETS
Cash and cash equivalents ....................................          $      421,448      $      204,833
Operating real estate facilities:
   Land and building, at cost.................................               5,204,790           5,125,498
   Accumulated depreciation...................................              (1,237,485)         (1,153,059)
                                                                        ----------------    ----------------
                                                                             3,967,305           3,972,439
Construction in process.......................................                  37,432              69,620
Land held for development.....................................                  12,236              12,236
                                                                        ----------------    ----------------
                                                                             4,016,973           4,054,295
Investment in real estate entities............................                 335,279             336,696
Goodwill......................................................                  78,204              78,204
Intangible assets, net........................................                 107,987             111,289
Mortgage notes receivable, including amounts from affiliates..                     487             100,510
Other assets..................................................                  81,494              82,242
                                                                        ----------------    ----------------
       Total assets...........................................          $    5,041,872      $    4,968,069
                                                                        ================    ================

                 LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable.................................................          $       35,297      $       76,030
Preferred stock called for redemption.........................                       -             115,000
Accrued and other liabilities.................................                 156,882             131,103
                                                                        ----------------    ----------------
       Total liabilities......................................                 192,179             322,133
Minority interest - preferred.................................                 285,000             285,000
Minority interest - other.....................................                 121,395             141,137
Commitments and contingencies
Shareholders' equity:
   Preferred Stock, $0.01 par value, 50,000,000 shares authorized,
   7,372,836 share issued (in series) and outstanding (5,763,986 at December 31, 2003), at liquidation preference:

     Cumulative Preferred Stock, issued in series.............               2,128,275           1,867,025

   Common Stock, $0.10 par value, 200,000,000 shares authorized,
   127,732,864 shares issued and outstanding  (126,986,734 at December
   31, 2003)..................................................                  12,773              12,699
   Equity  Stock,  Series  A,  $0.01  par  value,  200,000,000  shares
   authorized, 8,776.102 shares issued and outstanding .......                       -                   -

   Paid-in capital............................................               2,441,708           2,438,632
   Cumulative net income......................................               2,528,087           2,366,660
   Cumulative distribution paid...............................              (2,667,545)         (2,465,217)
                                                                        ----------------    ----------------
     Total shareholders' equity...............................               4,443,298           4,219,799
                                                                        ----------------    ----------------
       Total liabilities and shareholders' equity.............          $    5,041,872      $    4,968,069
                                                                        ================    ================


                              Public Storage, Inc.

                             Selected Financial Data
                      Computation of Funds from Operations
                                   (Unaudited)


                                                                      Three Months Ended            Six Months Ended
                                                                           June 30,                     June 30,
                                                                   -------------------------   --------------------------
                                                                      2004          2003          2004           2003
                                                                   ------------  -----------   -----------   ------------
                                                                        (Amounts in thousands, except per share data)
Computation of Funds from Operations  (FFO) allocable to Common
Stock

Net income......................................................   $    92,360    $  84,297    $  161,427     $  160,936
    Add back - depreciation and amortization....................        45,045       45,681        91,815         91,048
    Add  back  -  depreciation  and  amortization   included  in
    Discontinued Operations.....................................            21          755            99          1,428
    Add back - our pro-rata  share of  depreciation  from equity
    investments.................................................         8,259        6,844        16,534         13,138
    Eliminate -  depreciation  with  respect to non-real  estate
    assets......................................................        (1,078)      (1,691)       (2,226)        (3,322)
    Eliminate - our pro-rata share of PS Business Parks,  Inc.'s
    (gain) loss on sale of real estate..........................            74       (2,583)           74         (3,052)
    Eliminate - gain on sale of real estate assets..............             -         (746)            -           (760)
    Add back - minority interest share of income................         9,757       10,770        30,377         21,438
                                                                   ------------  -----------   -----------   ------------
Consolidated FFO................................................       154,438      143,327       298,100        280,854
Allocable to preferred minority interest:
    Based upon ongoing distributions (a)........................        (5,177)      (6,727)      (11,731)       (13,453)
    Special distribution and Topic D-42 allocation (a)..........             -            -       (10,063)             -
Allocable to minority interest - other partnership interests....        (6,299)      (5,630)      (11,877)       (11,218)
                                                                   ------------  -----------   -----------   ------------
Remaining FFO allocable to our shareholders.....................       142,962      130,970       264,429        256,183
Less: allocations to preferred and equity stock shareholders:
    Senior Preferred distributions..............................       (38,780)     (35,699)      (76,822)       (72,721)
    Issuance costs on redeemed preferred shares (b).............             -       (1,100)       (3,723)        (3,397)
    Equity Stock, Series A distributions........................        (5,376)      (5,376)      (10,751)       (10,751)
                                                                   ------------  -----------   -----------   ------------
                                                                       (44,156)     (42,175)      (91,296)       (86,869)
                                                                   ------------  -----------   -----------   ------------
Remaining FFO allocable to Common Stock (b).....................   $    98,806    $  88,795    $  173,133     $  169,314
                                                                   ============  ===========   ===========   ============
Weighted average shares:
    Regular common shares.......................................       127,632      124,599       127,407        124,340
    Weighted  average stock options and  restricted  stock units
    outstanding using treasury method (c).......................           916        1,255           968          1,196
                                                                   ------------  -----------   -----------   ------------
Weighted   average  common  shares  for  purposes  of  computing
fully-diluted FFO per common share..............................       128,548      125,854       128,375        125,536
                                                                   ============  ===========   ===========   ============
FFO per common share (a) (b) (c) (d) (e)........................   $      0.77    $    0.71    $     1.35     $     1.35
                                                                   ============  ===========   ===========   ============


(a) As previously reported, in the first quarter of 2004 the holders of $200 million of the Series N preferred units agreed, in exchange for a special distribution of $8 million, to a reduction in the distribution rate on their preferred units from 9.50% per year to 6.40% per year, effective March 22, 2004. This $8 million special distribution was reflected as minority interest in income. In addition, in accordance with the SEC's clarification of the EITF Topic D-42, the $2,063,000 in costs incurred when the $200M in units were originally issued is reflected as minority interest in income for the quarter ended March 31, 2004. The change in the ongoing distribution rate reduced preferred minority interest by approximately $1,550,000 in the quarter ended June 30, 2004 as compared to the same quarter in 2003.

(b) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT") by which real estate investment trusts ("REITs") may be compared. It is generally defined as net income before depreciation and gains and losses on real estate assets. FFO is presented because many analysts consider FFO to be one measure of the performance of real estate companies. FFO computations do not consider scheduled principal payments on debt, capital improvements, distribution, and other obligations of the Company. FFO is not a substitute for the Company's cash flow or net income as a measure of the Company's liquidity or operating performance or its ability to pay dividends. FFO allocable to Common Stock and FFO per common share for the three and six months ended June 30, 2003 have been restated to reflect the application of the Securities and Exchange Commissions clarification of Emerging Issues Task Force ("EITF") Topic D-42, "The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock" and NAREIT's guidance on excluding the impact of impairment charges on the calculation of FFO.

(c) During the three months ended June 30, 2004 and 2003, we incurred stock based compensation expense of approximately $1,015,000 and $267,000, respectively. In addition, the increase in our average common share price during the second quarter of 2004, as compared to the same period in 2003, resulted in an increase in the weighted average shares outstanding from stock options when applying the treasury method. This increase, and to a greater extent, the actual issuance of common stock in connection with the exercise of employee stock options during the period, resulted in a year-over-year increase of approximately 3,078,000 weighted average shares outstanding for the purpose of computing earnings per common share. The combination of increased compensation expense and weighted average shares outstanding had the impact of reducing FFO per common share by approximately $0.02 per share for the three months ended June 30, 2004 as compared to the same period in 2003.

(d) FFO per share was negatively affected by dilution relating to the 80 newly developed facilities opened by the Company or the Consolidated Development Joint Venture since January 1, 2000. Based upon an average cost of capital of 8%, this dilution amounted to approximately $0.03 and $0.08 for the three and six months ended June 30, 2004, respectively, as compared to $0.04 and $0.09, respectively, for the same periods in 2003.

(e) We have significant uninvested cash balances, primarily from the issuance of preferred securities. These cash balances negatively impact our funds from operations per share, because the earnings on the cash balances are substantially less than the corresponding dividend rate. Our funds from operations per share were negatively impacted by a total of $0.05 per share for the quarter ended June 30, 2004 as compared to $0.01 per share for the same period in 2003 as a result of uninvested cash balances, based upon the difference between an average preferred coupon rate of 6.5% and the interest earned on the cash balances.

                              Public Storage, Inc.

                             Selected Financial Data
                 Computation of Funds Available for Distribution
                                   (Unaudited)


                                                                 Three Months Ended           Six Months Ended
                                                                      June 30,                    June 30,
                                                              ------------------------   --------------------------
                                                                 2004          2003          2004          2003
                                                              ------------ -----------   ------------  ------------
                                                                  (Amounts in thousands, except per share data)
Computation of Funds Available for Distribution ("FAD"):
FFO allocable to Common Stock (a)........................     $   98,806   $ 88,795      $   173,133   $   169,314
Add: Stock-based compensation expense....................            753          100          1,406           199
   Impact of application of EITF Topic D-42..............              -        1,100          5,786         3,397
   Our share of PSB's EITF Topic D-42 charges............              -            -            943             -
   Real estate impairment charge.........................              -          750              -           750
   Our share of PSB's real estate impairment charges.....              -            -              -         2,599
Less: Capital expenditures to maintain facilities........         (6,939)      (7,481)        (9,644)       (9,814)
                                                              ------------ -----------   ------------  ------------
Funds available for distribution ("FAD") (c).............     $   92,620   $ 83,264      $   171,624   $   166,445
                                                              ============ ===========   ============  ============

Distribution to common shareholders......................     $   57,407   $ 56,142      $   114,755   $   112,137
                                                              ============ ===========   ============  ============
Distribution payout ratio (b)............................         62.0%        67.4%          66.9%        67.4%
                                                              ============ ===========   ============  ============

(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT") by which real estate investment trusts ("REITs") may be compared. It is generally defined as net income before depreciation and gains and losses on real estate assets. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company. FFO is not a substitute for the Company's cash flow or net income as a measure of the Company's liquidity or operating performance or its ability to pay dividends.

(b) Funds available for distribution ("FAD") represents FFO, plus 1) impairment charges with respect to real estate assets, 2) the non-cash portion of stock-based compensation expense, and 3) income allocation to preferred equity holders in accordance with EITF Topic D-42, less capital expenditures. The distribution payout ratio is compared by dividing the distribution paid by FAD. FAD is presented because many analysts consider it to be a measure of the performance of real estate companies.

                              Public Storage, Inc.
                             Selected Financial Data

          Reconciliation of Same Store Revenues and Cost of Operations
        To Consolidated Self-storage Rental Income and Cost of Operations
                                   (Unaudited)


                                                                    Three Months Ended            Six Months Ended
                                                                         June 30,                     June 30,
                                                               ---------------------------- ---------------------------
                                                                    2004           2003          2004          2003
                                                               --------------  ------------ -------------  ------------
                                                                                (Amounts in thousands)

Revenues for the 1,271 Same Store facilities.............      $   196,095     $   185,838   $   387,062   $   365,504
    Less - revenues for the Same Store  facilities  accounted
    for on the equity method of accounting (a)...........           (6,260)         (5,894)      (12,394)      (11,614)
    Add: revenues for non-Same Store facilities (b)......           23,237          17,049        44,449        32,599
                                                               --------------  ------------ -------------  ------------

Consolidated Self-storage revenues.......................      $   213,072     $   196,993   $   419,117   $   386,489
                                                               ==============  ============ =============  ============

Cost of operations for the 1,271 Same Store facilities...      $    66,429     $    63,897   $   134,213   $   123,567
    Less - cost  of  operations  for  Same  Store  facilities
    accounted for on the equity method of accounting (a).           (1,558)         (1,738)       (3,392)       (3,363)
    Add: cost of operations for other than Same Store
    facilities (b).......................................            9,611           8,220        19,223        15,474
                                                               --------------  ------------ -------------  ------------

    Consolidated self-storage cost of operations.........      $    74,482     $    70,379   $   150,044   $   135,678
                                                               ==============  ============ =============  ============


(a) At June 30, 2004, the Company has a noncontrolling ownership interest in 33 of the Same Store facilities. The revenues and cost of operations earned while the Company does not have a controlling ownership interest are not included in the Company's consolidated self-storage rental income and cost of operations. Instead, the Company records its share of the net operating results in its income statements as "Equity in earnings of real estate entities."

(b) The Company consolidates the operating results of additional self-storage facilities that are not Same Store facilities. Such facilities are not included in the Same Store pool either because they were not stabilized for the entire period from January 1, 2002 through June 30, 2004, or because the Company acquired these facilities from third parties after December 31, 2001.

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